                                                                   EXHIBIT 20.1

                                 PRESS RELEASE
                            TAVA TECHNOLOGIES, INC.

                 TAVA TECHNOLOGIES ANNOUNCES $33 MILLION IN
                       YEAR 2000 ORDERS IN FISCAL 1998


Englewood, CO/ July 9, 1998/ TAVA Technologies (NASDAQ: TAVA) a global supplier of integrated manufacturing systems, reported that it had received new orders of more than $33,000,000 for Y2k tools and services in its fiscal 1998 ending June 30, 1998. Of this total $25,000,000 was received in the
company's fiscal fourth quarter.   The orders were split almost evenly in
content between tools and services and include international and domestic engagements across a wide range of industries. Order values generally represent Plant Y2k One CD-ROM purchases, estimated compliance database reports, training and estimated services through the specific project stage. Typical order execution cycles range from 90 to 180 days.

Kevin Fallon, TAVA C.O.O. said, "Most all of this activity was for the initial inventory and assessment stages of client programs. These are necessary first steps before conversion planning and remediation. Conversion planning and remediation services generally will be covered by separate orders issued after the assessment process is complete."

He added, "Our business pipeline continues to grow as does the scope of our opportunity. We expect new orders to continue at the current quarterly rate. We are continuing to build our organization to support this business level, and have recently opened new offices in both Minneapolis and Houston to better support our growing client base. Headcount at the close of June was 470, up from 320 on December 31, 1997. We continue to have good success with our recruiting efforts."

John Jenkins, CEO said, "We believe the accelerating demand for our product is driven by both the rapidly increasing corporate and government awareness of Y2k risk in embedded systems and the growing recognition of the value of the TAVA Tool and Database offering."

Jenkins noted, "Our database of compliance information on factory automation and process control elements now stands at more than 30,000 researched items and is increasing currently at more than 1000 items per week. The database, when combined with our tool based delivery, provides very significant cycle time reduction in the critical inventory and assessment stages of client programs. It is important to note that even with the increased database population, we still find 12% to 18% of that population to be either non-compliant or suspect."

Jenkins added, "In addition to the strong growth of our Y2k practice, we are now engaged in core business opportunities with our new client base. At the same time we are beginning to see strong interest in our Y2k product from non-traditional users these opportunities range from application by insurers in portfolio risk assessment to use by global financial institutions to address the Y2k readiness of their building management and security systems.

STATEMENTS MADE IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL OR CURRENT FACTS ARE "FORWARD LOOKING STATEMENTS" MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS REPRESENT MANAGEMENT'S BEST JUDGMENT AS TO WHAT MAY OCCUR IN THE FUTURE, BUT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS AND EVENTS TO DIFFER MATERIALLY FROM THOSE PRESENTLY ANTICIPATED OR PROJECTED. SUCH FACTORS INCLUDE ADVERSE ECONOMIC CONDITIONS, ENTRY OF NEW AND STRONGER COMPETITORS, INADEQUATE CAPITAL, UNEXPECTED COSTS, FAILURE TO INTEGRATE OPERATIONS OF RECENTLY ACQUIRED SUBSIDIARIES AND FAILURE TO CAPITALIZE UPON ACCESS OF NEW CLIENTELE. SPECIFIC RISKS AND UNCERTAINTIES WHICH MAY AFFECT FORWARD-LOOKING STATEMENTS ABOUT THE COMPANY'S PLANT Y2K ONE-TM- BUSINESS AND PROSPECTS INCLUDE THE POSSIBILITY THAT A COMPETITOR WILL DEVELOP A MORE COMPREHENSIVE OR LESS EXPENSIVE Y2K SOLUTION, AND DELAYS IN MARKET AWARENESS OF TAVA AND ITS PRODUCT AND SERVICE SOLUTIONS. THESE FACTORS AND OTHERS ARE DISCUSSED IN THE "MANAGEMENT'S DISCUSSION AND ANALYSIS" SECTION OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997, TO WHICH REFERENCE SHOULD BE MADE.
###
CONTACTS:
TAVA Technologies, Inc.                 Pacific Consulting Group, Inc.
John Jenkins, CEO                       Scott Liolios
Doug Kelsall, CFO                       Telephone (949) 574-3860
Telephone (303) 771-9794